Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ModusLink Global Solutions, Inc.:

We consent to the incorporation by reference in the registration statements No. 333-197264 on Form S-3 and No. 333-93189, No. 333-52636, No. 333-75598, No. 333-84648, No. 333-90608, No. 333-121235, No. 333-131670, No. 333-164437 and No. 333-171285 on Form S-8 of ModusLink Global Solutions, Inc., formerly CMGI, Inc., of our report dated October 15, 2013, with respect to the consolidated balance sheet of ModusLink Global Solutions, Inc. and subsidiaries as of July 31, 2013, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the years in the two-year period ended July 31, 2013.

/s/ KPMG LLP

Boston, Massachusetts

October 14, 2014